Exhibit 99.1

IQVIA Announces Offering of Senior Secured Notes

INNOVATION PARK, N.C.—November 14, 2023—(BUSINESS WIRE)—IQVIA Holdings Inc. (NYSE:IQV) (the “Company”) today announced that its wholly-owned subsidiary, IQVIA Inc. (the “Issuer” or “Borrower”), intends to raise $500,000,000 through an offering of senior secured notes due 2029 (the “Notes”).

Substantially concurrently with the closing of this offering, the Borrower intends to amend its senior secured credit facilities (the “Credit Agreement Amendment”) to provide for a new term B loan of approximately $1,250 million (the “New Term Loan B”).

The proceeds from the Notes offering, together with the proceeds from the New Term Loan B, are expected to be used to repay certain of the outstanding term loans under the Borrower’s senior secured credit facilities and to pay fees and expenses related to the Issuer’s Notes offering and the Borrower’s Credit Agreement Amendment. The consummation of the Notes offering is subject to market and other customary conditions. There can be no guarantee that the Credit Agreement Amendment will be entered into or that the New Term Loan B will be obtained on the anticipated terms or at all. The Credit Agreement Amendment and the New Term Loan B are not conditioned on the consummation of the Notes offering, and the Notes offering is not conditioned on the consummation of the Credit Agreement Amendment or the incurrence of the New Term Loan B.

Following the consummation of the Notes offering and the closing of the New Term Loan B, the Company intends to enter into one or more currency swap agreements to hedge exposure to USD-denominated indebtedness created by the Notes and the New Term Loan B. There can be no assurances that the Company will enter into any such currency swap agreements, and the closing of the Notes offering and the consummation of the New Term Loan B are not conditioned on the entry into any currency swap agreements.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the Company’s potential entry into one or more currency swap agreements, failure to consummate the Notes offering, the failure to execute the Credit Agreement Amendment and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected IntelligenceTM delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 87,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures.

Contacts

Nick Childs, IQVIA Investor Relations (nick.childs@iqvia.com)

+1.973.316.3828

Source: IQVIA